Exhibit 99.2

Cerecor Inc. Announces Pricing of $36.4 Million Public Offering of Common Stock and Pre-Funded Warrants
ROCKVILLE, MD and CHESTERBROOK, PA, January 7, 2021 – Cerecor Inc. (Nasdaq: CERC), a biopharmaceutical company focused on becoming a leader in development and commercialization of treatments for rare pediatric and orphan diseases, announced today that it has entered into an underwriting agreement with Jefferies LLC under which the underwriters agreed to purchase, on a firm commitment basis, 12,323,077 shares of common stock of the Company, at a public offering price of $2.60 per share (the “Public Offering Price”). In addition, and in lieu of common stock, the Company is offering to a certain existing investor pre-funded warrants to purchase up to an aggregate of 1,676,923 shares of common stock at a purchase price of $2.599 per pre-funded warrant, which represents the per share public offering price for the common stock less the $0.001 per share exercise price for each pre-funded warrant. The offering is expected to close on or about January 12, 2021, subject to customary closing conditions.
Jefferies is acting as the sole book-running manager for the offering and Oppenheimer & Co. is acting as lead manager for the offering.
The Company also has granted to the underwriters a 30-day option to purchase up to an additional 2,100,000 shares of common stock at the Public Offering Price to cover over-allotments in the sales of the securities, if any. The gross proceeds to Cerecor from this offering, before deducting underwriting discounts and commissions and estimated offering expenses and excluding any exercise of the underwriters’ option to purchase additional shares of common stock, are expected to be approximately $36.4 million. Assuming the full exercise of the over-allotment option, total gross proceeds to Cerecor would be approximately $41.9 million. Cerecor intends to use the net proceeds of the offering for general corporate purposes and working capital, primarily to support the ongoing clinical development of key assets within its pipeline and for general and administrative expenses.
The securities described above are being offered by Cerecor pursuant to an effective shelf registration statement on Form S-3 (File No. 333-233978), previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 27, 2019 and declared effective on October 24, 2019, and the accompanying prospectus contained therein. The offering of securities is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained on the SEC’s website at http://www.sec.gov or by contacting Jefferies LLC at 520 Madison Avenue, 2nd Floor, New York, NY 10022, Attention: Equity Syndicate Prospectus Department, by e-mail at prospectus_department@jefferies.com or by calling (877) 547-6340.
Before investing in the offering, you should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that Cerecor has filed with the SEC that are incorporated by reference in the prospectus supplement and the accompanying prospectus, which provide more information about Cerecor and the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Cerecor Inc.
Cerecor is a biopharmaceutical company focused on becoming a leader in the development and commercialization of treatments for rare and orphan diseases. The company is advancing its clinical-stage pipeline of innovative therapies that address unmet patient needs within rare and orphan diseases. The company's rare disease pipeline includes CERC-801, CERC-802 and CERC-803, which are in development for congenital disorders of glycosylation and CERC-006, an oral mTORc1/c2 inhibitor in development for the treatment of complex lymphatic malformations. The company is also developing two monoclonal antibodies, CERC-002, and CERC-007. CERC-002 targets the cytokine LIGHT (TNFSF14) and is in clinical development for treatment of severe pediatric-onset Crohn's disease, and COVID-19 acute respiratory distress syndrome. CERC-007 targets the cytokine IL-18 and is in clinical development for the treatment of Still’s disease (adult-onset Still’s disease (AOSD) and systemic juvenile idiopathic arthritis (sJIA)), and multiple myeloma (MM). CERC-006, 801, 802 and 803 have all received Orphan Drug Designation and Rare Pediatric Disease Designation, which makes all four eligible for a priority review voucher upon FDA approval.
For more information about Cerecor, please visit www.cerecor.com.
Forward-Looking Statements
This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “might,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: the completion of the public offering, the development of product candidates or products; timing and success of trial results and regulatory review; potential attributes and benefits of product candidates; and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including: drug development costs, timing and other risks, including reliance on investigators and enrollment of patients in clinical trials, which might be slowed by the COVID-19 pandemic; regulatory risks; Cerecor's cash position and the potential need for it to raise additional capital; general economic and market risks and uncertainties, including those caused by the COVID-19 pandemic; and those other risks detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.
For media and investor inquiries
James Harrell

Investor Relations
Chief Commercial Officer
Cerecor Inc.
jharrell@cerecor.com
623.439.2220 office